Exhibit 5.4

[VIVES Y ASOCIADOS LETTERHEAD]

February 14, 2007

Britannia Bulk Plc.

Dexter House,
2 Royal Mint Court,
London EC3N 4QN
UK

Ladies and Gentlemen

We have acted as Panamanian counsel to Britannia Bulk Plc (the “Company”) and certain of its subsidiaries in connection with the issuance by the Company of US$185,000,000 principal amount of its 11% Senior Secured Notes due 2011 (the “Exchange Notes”). The Exchange Notes will be issued in exchange for a like principal amount of the Company’s outstanding 11% Senior Secured Notes due 2011 (the “Original Notes”) pursuant to an Indenture dated as of November 16, 2006, and the First Supplemental Indenture dated February 6, 2007 and the Second Supplemental Indenture dated February 9, 2007, between the Company, certain subsidiary guarantors, including , Britannia Bulk S.A., Danmar Shipping S.A., Flagship Maritime S.A., Northern Star Navigation S.A. and  Baltic Navigation Company S.A., Navigator Bulk Services S.A., Atlantic Bulk Services S.A., Channel Bulk Services S.A., Western Bulk Services S.A., International Bulk Services S.A. and Unity Bulk Services S.A.(collectively, the “Panamanian Obligors”) and Wilmington Trust Company, as trustee. Payment of the Exchange Notes is to be guaranteed by the Panamanian Obligors pursuant to the terms of the Indenture and evidenced by a notation of guarantee attached to the Exchange Notes.  Defined terms used but not otherwise defined herein shall have the meanings given such terms in the Indenture.

As Panamanian  counsel to the Company and the Panamanian Obligors, we have reviewed copies of the form of Exchange Notes, the Indenture, the First Supplemental Indenture and the Second Supplemental Indenture and the form of notation of subsidiary guarantee to be executed by the Panamanian Obligors (collectively, the “Documents”).

1.               Each of the Panamanian Obligors has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization.

2.               Each of the Panamanian Obligors has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets and have all requisite power and authority to execute, deliver and perform its obligations under the Documents, and to consummate the transactions contemplated thereby.

3.               The execution and delivery by each of the Panamanian Obligors, and the performance by each of them of their respective obligations under the guarantee to be endorsed by them on the notation of guarantee attached to the Exchange Notes as contemplated by the Indenture, have been duly authorized by all necessary corporate action on the part of each of the Panamanian Obligors.

4.               The guarantees will, when the Exchange Notes are authenticated in accordance with the provisions of the Indenture and signed by authorised signatories of the Panamanian Obligors, have been duly executed and will constitute the legal, valid binding and enforceable obligation of each of the Panamanian Obligors.

5.               Neither the execution, delivery or performance by the Panamanian Obligors of their respective obligations under the guarantee to be endorsed by them on the notation of guarantee attached to the Exchange Notes nor the consummation of any transactions contemplated therein will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any person (other than consents already obtained) under, result in the imposition of a Lien on any assets of the Panamanian Obligors (except pursuant to the Indenture), or result in an acceleration of indebtedness under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement known to us, or (iii) any Applicable Law of the Republic of Panama, except for conflicts, breaches, violations or defaults, consent requirements, Lien impositions or acceleration of indebtedness that could not result in a Material Adverse Effect.

This legal opinion is given hereof in good faith and same refers only to Panamanian law.  We express no opinion with respect to the laws of any other jurisdiction than Panama.

Vinson & Elkins R.L.L.P. may rely on the opinion in this letter in delivering an opinion in connection with the issue of the Exchange Notes. We consent to the filing of this opinion with the registration statement of the Company and the Panamanian Obligors with the United States Securities and Exchange Commission and the inclusion of our name under the caption “Legal Matters” in any prospectus included therein.

Sincerely,

/s/ Marco A. Saavedra C.
Marco A. Saavedra C.